EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-91141, 333-54118, 333-74920) and Form S-3 (Nos. 333-59224, 333-68446) of Plains All American Pipeline, L.P. of our report dated February 26, 2004 relating to the consolidated financial statements for the year ended December 31, 2003 which appears in this Annual Report on Form 10K.

PricewaterhouseCoopers LLP

Houston, TX

February 26, 2004